Exhibit 10.8
Wrap-N-Roll USA, Inc.
Form SB-2, amendment No. 1
File No. 333-64800

                         JOINT AGREEMENT

     This Joint Agreement ("Agreement") is made effective this 14th date of May, 2001 by and between Wrap-N-Roll USA, Inc. with offices at 1056 Platinum Way, Sandy, Utah 84094 ("WNR") and Jose Dicenzo with offices at 717 W. 2530 N., Lehi, Utah 84043 ("JD") with respect to the following:

                            RECITALS
     WHEREAS, WNR is in the business of providing advertising through vehicle graphics; and

     WHEREAS, JD and WNR desire to enter into a joint agreement with WNR providing advertisers and vehicle graphics for JD's fleet of vehicles.

                            AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is expressly acknowledged, JD and WNR agree as follows:

1. Engagement of WNR. WNR agrees to use its best efforts to provide JD with:

     a. procurement of advertisers and the associates agreements/contracts;
     b. review and right of refusal of any advertise who may present questionable graphics/artwork
     c.  production of graphics/artwork/set-up;
     d. collection of monthly fees from advertiser (monitored along with JD);
     e.  distribution of monies to JD per agreement;
     f.  distribution of monies to cover expenses per agreement;
     g.  regular follow-up and communication with JD;

     Engagement of JD. JD agrees to use its best efforts to provide WNR with:

     a. fleet vehicles (box trucks) for the purpose of vehicle advertising;
     b. exclusive rights to JD vehicles for the purpose of advertising and vehicle graphics, current and future fleet vehicles;
     c. operate fleet as normal and in accordance with JD policies and procedures;
     d. referrals of any business, to WNR, that contacts JD in reference to vehicle advertising;
     e.  drivers for fleet vehicles:
     f.  secure leases and adequate insurance;

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     g.  printing and installation of graphics;
     h.  regular follow-up and communication with WNR.

2. Compensation. WNR will compensate JD pursuant to this Agreement as follows:

     a. WNR will compensate JD one-half of monthly revenues after expenses derived from advertising on JD fleet vehicles;
     b. WNR will handle all distribution of money to cover expenses (i.e. labor, insurance, lease payment, tec.).

3. Nondisclosure of Confidential Information. In consideration for WNR and JD entering into this Agreement, both parties agree that any and all proprietary information will be held in strict confidence.

4. Term of Agreement, Extensions and Renewals. This Agreement shall have an initial term of 12 months from the date first appearing herein. This Agreement may be terminated or extended by mutual agreement of the parties executed in writing specifying the compensation for the Extension Period. If terminated early by WNR, WNR will surrender all contracts, and JD is entitled to any and all fees for the balance of the contract with advertiser under the original agreement. If terminated early by JD, WNR is entitled to compensation equal to one-half the amount of monthly fees remaining on the contract of all the advertisers under the original agreement. This amount is due at the time of termination. Such notice of either extension or termination shall be in writing and shall be delivered via U.S. certified mail, and shall be effective ten (10) days after delivery to the other party.

5.   Best Effort Basis.  Both WNR and JD agree that it will act faithfully, and to the best of its experience, ability and talents, perform the duties that may be required pursuant to the terms of this Agreement. Both parties understand and acknowledge that the success or failure of this Agreement will be
     predicated on effective verbal and written   communication.

6.   Miscellaneous.

     a. The execution and performance of this Agreement has been duly authorized by all requisite individual or corporate actions and approval and is free of conflict or violation of any other individual or corporate actions and approvals entered into jointly and severally by the parties hereto. This
          Agreement represents the entire
          Agreement between the parties hereto, and supersedes any prior agreements with regards to the subject matter hereof. This Agreement may be executed in any number of facsimile counterparts with the aggregate of the counterparts together constituting one and the same instrument. This
          Agreement constitutes a valid and
          binding obligation of the parties hereto and their successors, heirs and assigns and may only be assigned or amended by written consent from the other party.
     b. No term of this Agreement shall be considered waived and no breach excused by either party unless made in writing. In the event that any one or more of the

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          provisions contained in this Agreement shall for any
          reason be held to be invalid,
          illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this
          Agreement shall be constructed as if it never contained any such invalid, illegal or unenforceable provisions. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement. From time to time, each party will execute additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purpose of this Agreement.
     c. The validity, interpretation, and performance of this Agreement shall be controlled by binding arbitration in the State of Utah under the rules then obtaining of the American Arbitration Association.
          Such arbitration ruling shall
          be final and binding amongst the parties herein. If any action is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees, court costs, and other costs incurred in proceeding with the action from the other party.
     d. The parties hereto agree to indemnify, hold harmless and defend the other from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitations, interest, penalties, court fees, and attorney's fees and expenses asserted against or imposed or incurred by either party by reason of or resulting from a breach of any representation, warranty, covenant condition or agreement of the other party to this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date herein above written.

Wrap-N-Roll USA, Inc.                   Jose Dicenzo

Cliff Halling, President                Jose Dicenzo
Authorized Signature(s)                 Authorized Signature(s)

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